Exhibit 99.1

April 13, 2011

Dear Answer Corp Board -

We now up our offer to $14.00 per share and modify it to be superior to our previous offer and clearly superior now to the AFCV offering.

The $14.00 offer already has received voting agreements supporting the new deal from existing Answers.com shareholders. A voting agreement was forwarded to Answers Corp today evidencing this from existing shareholder Outboard Capital.

More and more Answer.com shareholders have notified the company they are voting against the $10.50 opportunity and begging the company to give them the chance to get $14.00 in cash. These shareholders feel there is virtually no downside to giving the MySpace Founder 90 days to complete a much better transaction. And the MySpace Founder has more credibility in this sector and more history of success as both operator and investor then any of the AFCV or Answer Corp Board members or executives.

- The new offer also includes one 5 year termed warrant at $35 per share issued to shareholders for each 2 shares of stock held as of today

- Post buyout of the stockholders wishing to sell some or all of their stock at $14.00, Answers Corp will issue approximately $100 million in restricted equity to purchase LiveVideo, Inc.

- In purchasing LiveVideo, Inc. which owns five web companies including LiveVideo.com a popular next generation social network and live streaming community, Answers Corp instantly gains blue chip investor base & new shareholders, currently stake holders in LiveVideo, Inc. merging with Answers.

- These investors who will receive Answers Corp public stock as part of merger include: Walden VC, Balderton Capital, Storm Ventures, Labrador Ventures, Cardinal Ventures, Defta Partners, Edmond de Rothschild Venture Capital, FCPR Israel Discovery Fund, DBL investors, Draper Fisher Jurvetson, Bessemer Venture Partners, Battery Ventures, 3i Group, and BV Capital

The MySpace Founder will serve as Chairman and head of M&A and help aggressively grow the combined LiveAnswers amalgamation which will have over 100 million unique monthly users and multiple internet assets and technologies to improve revenue generation and more quickly grow all website’s audiences thru cross-promotion and dedicated ad sales. The MySpace Founder is a well recognized internet entrepreneur with a successful track record of launching numerous internet properties serving millions of users, including MySpace. We are available to sign a definitive agreement within 24 hours and close within 90 days or sooner. We will have a NY based banker retained by the end of the week.

Best Regards

/s/ Brad Greenspan
Brad Greenspan
Chairman LiveVideo, Inc.
Managing Director, Social Slingshot Pte Ltd.